Exhibit 23.6

July 21 , 2011

AdChina Ltd.

20/F, Media Zone Jing An
No. 211 Shi Men Yi Road, Shanghai 200041

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of AdChina Ltd. (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately prior to the effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Joseph Chow
Name: Joseph Chow